Tidal Trust II 485BPOS

Exhibit (h)(xi)

DRAFT – FOR DISCUSSION PURPOSES ONLY

Exchange-Traded Fund Platform Support Agreement

This Exchange-Traded Fund Platform Support Agreement (the “Agreement”) is made and entered into by and among Toroso Investments, LLC (“Adviser” or “Toroso”), Tidal ETF Services LLC (“Tidal”) and [       ] (“      ” or “Firm”) as of [       ], 2023 (the “Effective Date”).

BACKGROUND:

A.	Adviser is an investment adviser registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

B.	[ ] is a [state] [limited liability company] and [an investment adviser registered with the SEC pursuant to the Advisers Act].

C.	[ ] [and [ ] together] desire to support one or more exchange-traded funds (“ETFs”).

D.	Tidal specializes in, among other things, ETF consulting and administrative support services.

E.	The parties intend to develop one or more ETFs, as described further below (each, a “Fund,” and collectively, the “Funds”), each of which will be a series of Tidal Trust II (the “Trust”).

F.	The parties intend that each party’s respective financial obligations and rights to any profits associated with the Funds shall be as set forth in the Schedules attached hereto (each, a “Schedule”).

G.	Subject to approval from the Trust’s Board of Trustees (the “Board”), Adviser shall serve as investment adviser of the Funds.

H.	[It is anticipated that Adviser will engage Sub-Adviser to serve as investment sub-adviser to the Funds, subject to approval and oversight by the Board.]

I.	The Adviser desires that Tidal serve as paying agent, and subject to the terms hereof, Tidal is agreeable thereto.

J.	The parties mutually desire to set forth in this Agreement the terms and conditions applicable to the creation, launch, marketing, promotion, development, and ongoing operation of the Funds, as well as to establish the parties’ respective rights in profits and obligations for expenses of the Funds.

K.	This Background section and the Schedule(s) attached hereto are incorporated by reference into and made a part of this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual promises and consideration contained herein, the receipt and sufficiency of which is acknowledged by each party, intending to be legally bound, agree as follows:

1.	Definitions. For the purposes of this Agreement:

“Adviser-Retained Amount” shall, with respect to each Fund, have the meaning set forth on the Schedule for such Fund.

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“Advisory Agreement” has the meaning set forth in Section 6.1.

“Affiliate” means, when used with respect to a party, any other Entity directly or indirectly Controlling, Controlled by, or under common Control with the subject party.

“Approved Stock Exchange” has the meaning, with respect to each Fund, as set forth on the Schedule for such Fund.

“AUM” means the relevant Fund’s aggregate net assets.

“Confidential Information” means: (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a party or the Trust; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the disclosing party a competitive advantage over its competitors; or (iii) anything designated as confidential or in the case of data or information communicated orally, is declared as confidential or proprietary at the time of disclosure and confirmed in writing by the disclosing party, summarizing such data or information, within a reasonable period of time thereafter.

“Control” means the direct or indirect ownership of at least 50% of the outstanding voting securities of an Entity, or the right to control the policy decisions of an Entity.

“Entity” means any corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or other legal entity.

“Profit” shall have the meaning set forth in applicable Schedule.

“Reasonable efforts” shall include taking into account relevant commercial and regulatory factors.

“Regulations” (or “regulatory proceedings”) means regulations and proceedings by governmental agencies (such as the SEC) and self-regulatory organizations (such as FINRA, and securities or futures exchanges).

“Schedule” shall mean for each Fund, the applicable schedule for such Fund attached to this Agreement.

“Tidal Support Services” has the meaning set forth in Section 5.1.

“Unitary Fee” has the meaning set forth in Section 6.1.

“Wind-Down Costs” has the meaning set forth on the relevant Fund’s Schedule.

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2.	Obligations of the Parties. Each party shall:

2.1.	bear its respective financing and/or payment responsibilities as more fully described in each Schedule;

2.2.	to the extent permitted by applicable law, incorporate the Funds into its marketing activities where appropriate, which may include, but is not limited to providing a Fund launch press release, website data content, Fund launch webinars, follow-on webinars, and Fund promotion via social media outlets; and

2.3.	use reasonable efforts to cooperate with each other party as necessary to fulfill its respective obligations under this Agreement.

[NOTE: None of the parties is registered as a broker-dealer and no party shall not take, nor be obligated to take, any actions that would require it to be so registered as a broker-dealer.]

3.	Obligations of Adviser.

3.1.	Subject to Board approval, Adviser shall serve as the investment adviser to the Funds.

3.2.	Adviser shall assist the Trust’s service providers in the preparation, completion, and submission of a post-effective amendment to the Trust’s registration statement for the Funds with the SEC.

3.3.	Adviser shall, subject to the provisions of this Agreement and Schedules, make payment of the Remainder (as defined in the Schedules) to Tidal for as long as at least one Fund is in operation and the parties maintain their obligations of this Agreement.

3.4.	Adviser shall perform, or cause to be performed, duties associated with the marketing and sales of the Funds (excluding statutory underwriting, which shall be the obligation of the Trust’s distributor).

4.	Obligations of Firm.

4.1.	[Subject to Board approval and execution of a mutually-agreed investment sub-advisory agreement, Sub-Adviser shall serve as the investment subadvisor to the Funds.]

4.2.	Firm shall provide certain financial support in connection with the creation, launch, and on-going operation of the Funds, as more fully described in the Schedules.

4.3.	Firm shall promptly pay to Tidal such amounts due as contemplated by this Agreement.

4.4.	If Firm desires that Adviser enter into a fee waiver agreement with the Trust to waive all or a portion of the Unitary Fee for a Fund, the Firm understands, acknowledges and agrees, that: (a) such a fee waiver agreement will generally remain in effect for at least one (1) year; and (b) the Firm will assume the full financial burden of any such fee waiver (unless Toroso otherwise agrees in writing). If the fee waiver causes the Unitary Fee (after waivers) to be payable at a rate less than the Adviser Retained Amount, Firm shall pay to the Adviser the amount that would have otherwise been payable to the Adviser (e.g., the entire amount of the Adviser Retained Amount if Unitary Fee is waived to zero). Such amounts shall be reimbursed by the Firm to the Adviser as though they were an additional Operational Cost.

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4.5.	Firm hereby represents, warrants and covenants to Toroso and Tidal, that the Firm is the owner or licensee of the trademarks, service marks and other intellectual property rights in the Fund’s index, the names of the Fund, the names of respective indices, and any logos provided by or on behalf of Firm to Toroso or Tidal in connection with this Agreement (collectively, the “Marks”). Firm hereby further represents, warrants and covenants to Toroso and Tidal, that Firm has the authority to grant all such licenses contemplated hereby. Firm hereby provides each of Toroso and Tidal a fully paid up, royalty free license to use the Marks for purposes related to this Agreement, which shall include, without limitation, including such Marks in the Fund’s registration statement and marketing materials. Firm hereby grants each of Toroso and Tidal the authority to sub-license such Marks to one or more of the Trust, the Trust’s service providers and the related Toroso service providers (e.g., Index license calculator). This license and such grant of authority will remain in effect for the Term and will apply to the Marks notwithstanding the transfer of any such Marks by operation of law or otherwise to any permitted successor, corporation, organization, or individual.

5.	Obligations of Tidal.

5.1.	Tidal, or its agent, shall provide the following support services:

5.1.1.	general strategic support and guidance in the following areas: product development, capital markets, strategic relationships, marketing and sales support; and

5.1.2.	coordination of the performance of each Fund’s other service providers, such as the Fund custodian, transfer agent, accountant, sub-administrator, statutory underwriter, tax reporting, and insurance.

Note: The services set forth above in this subsection 5.1 are collectively referred to herein as “Tidal Support Services”.

5.2.	Tidal shall prepare monthly statements itemizing the total expenses and Profit, if any, associated with the Funds for the prior month.

5.3.	Tidal shall, subject to Board approval, serve as the Trust’s Fund Administrator and may engage a fund sub-administrator.

5.4.	Upon receipt of the Remainder, Tidal shall, solely as Adviser’s paying agent, pay the Funds’ fees and expenses (except for the amount retained by the Adviser); provided that if the Remainder does not cover all such fees and expenses, Firm shall (if, and as contemplated in applicable Schedule) timely contribute such amounts as are necessary to enable Tidal to timely pay all such Fund fees and expenses.

5.5.	If mutually agreed in writing for a separate fee, Tidal will provide the Firm with access to Tidal’s ETF Think Tank, and provide financial adviser introductions, lead generations & CRM management, and such other services as mutually agreed in writing.

6.	Conditions. This Agreement is subject to the following conditions:

6.1.	Adviser and the Trust must enter into an investment advisory agreement with respect to the management of each Fund’s assets (the “Advisory Agreement”) prior to the corresponding Fund’s commencement of operations, pursuant to which Advisory Agreement, the Adviser will, subject to Board approval, be entitled to receive a unitary management fee as set forth on the relevant Schedule (the “Unitary Fee”); and

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6.2.	the Advisory Agreement, or a duly approved successor agreement, continuing to be in effect during the Term of this Agreement.

7.	Term and Termination.

7.1.	Indefinite Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until the earlier to occur of (i) each Fund withdraws its registration statement from the SEC; (ii) the Advisory Agreement (or, if applicable a succeeding advisory agreement) with the Trust for advisory services to the Funds is not renewed or is terminated; (iii) after the second anniversary of the Effective Date, such date as set forth in Firm’s notice of termination, provided that Firm provides the other parties with at least one hundred and eighty (180) days’ written notice of its intent to terminate this Agreement; (iv) in accordance with subsection 7.2 below upon a party’s uncured material breach of this Agreement; (v) in accordance with Section 6 (Conditions) above; or (vi) upon ninety (90) days’ prior written notice by a party to the other parties (or such lesser period of time as may be necessary pursuant to law, rule, regulation or court order) if any legislation or regulation is finally adopted or any government interpretation is issued that prevents that party from fulfilling any of its material obligations contained in this Agreement.

7.2.	Termination for Breach. In the case of breach of any material term or condition of this Agreement by a party, the non-breaching party or parties may terminate this Agreement by giving at least thirty (30) days’ prior written notice to the other parties of its intent to terminate if such breach is not remedied within thirty (30) days of such notice. Such notice shall specify with particularity the nature of the alleged breach. The date of termination set forth in such notice shall be the effective date of such termination unless the breaching party shall correct such breach within the notice period.

7.3.	Effect of Termination for Breach. In the event of a termination pursuant to Section 7.2 (Termination for Breach), the breaching party shall forfeit all rights to any profit generated by the Funds after the date of such termination (but not profits generated prior to such time, including those that have not been distributed). Finally, notwithstanding the terms of the applicable Schedule, if Toroso or Tidal is the breaching party, Toroso or Tidal, as the case may be, shall be solely responsible for the payment of all Fund Wind-Down Costs for a Fund, if the Fund is closed and liquidated (and not transitioned to another trust) within three months of the termination of this Agreement.

7.4.	Effect of Termination. Each party shall have the respective financial obligation set forth on the applicable Schedule with respect to any Fund Wind-Down Costs. In the event of any termination of this Agreement with respect to a Fund pursuant to subsection 7.1(iii), subsection 7.1(iv), provided that Toroso or Tidal is the breaching party, or subsection or 7.1(vi) above (provided that Toroso is the party that is unable to continue to fulfil its material obligations), Firm retains the right to propose to Toroso to either wind-down and liquidate a Fund or transition the Fund to a new trust or other legal entity identified in writing by Firm to the Adviser (the “Successor Trust”); and in such case, each of the Adviser and Tidal shall work with the Firm in good faith to assist the Fund in in connection therewith. Notwithstanding the foregoing or anything in this Agreement to the contrary, each party understands, agrees and acknowledges that any such proposal to wind-down and liquidate a Fund or to transition the Fund to a Successor Trust is subject to the approval of the Board (and in connection with a proposed transition, the Board of the Successor Trust) which may be withheld in its sole discretion; and further, that any proposal to transition the Fund to a Successor Trust is subject to the approval of the Fund’s shareholders.

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7.5	Multiple Funds. The parties have entered into this Agreement with respect to more than one Fund. For purposes of Section 6 (Conditions) and Section 7 (Termination and Termination) hereof, this Agreement shall be construed as if the parties had entered into a separate agreement with respect to each Fund. If this Agreement is terminated with respect to one or more Funds, but with respect to less than all of the Funds, this Agreement shall remain in full force and effect with respect to the remaining Fund(s) until terminated with respect to each remaining Fund in accordance with its terms.

8.	Warranties.

8.1.	Each party hereby represents and warrants to the other parties that:

8.1.1.      it has the full right, power and authority to execute, deliver and perform this Agreement in accordance with its terms;

8.1.2.      this Agreement has been duly executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

8.1.3.      unless expressly set forth herein, no consent, approval, authorization or order of any person or entity is required for the execution delivery or performance of this Agreement by such party, and neither the execution, delivery nor performance of this Agreement by such party will (a) conflict with, or result in a breach of, or constitute a default under, or result in a violation of, any organizational document of such party or any agreement or instrument to which such party is subject or by which it is bound, or (b) result in the violation of any applicable law, rule or regulation to which such party is subject.

8.2.	The representations and warranties set forth in this Section 8 shall survive the execution, delivery and termination of this Agreement.

9.	Limitations of Liability

9.1.	Except for (i) Operational Costs and Profits as contemplated by the Schedules, (ii) breach of Section 11 (Confidentiality), (iii) a Party’s indemnification obligations under this Agreement, and (iv) as otherwise expressly contemplated by this Agreement, no party shall be liable for any, special or punitive damages arising out of or relating to this Agreement, including, but not limited to, any lost profits or revenues, harm to business, or lost savings of any kind or nature whatsoever, regardless of the form of action, whether in contract, warranty, strict liability, or tort (including, without limitation, negligence of any kind, whether active or passive) even if such party has been notified of the possibility of such loss.

9.2.	Except for a party’s financial obligations with respect to Fund costs and expenses, a party’s indemnification obligations, and except if otherwise expressly specified in this Agreement or in a Schedule, in no event will the aggregate liability of any party, whether in contract (including under any indemnity), in tort (including negligence), under a warranty, under statute or otherwise, for any claim, direct or otherwise, arising out of or in connection with this Agreement, exceed $250,000, regardless of the cause or form of action. For the avoidance of doubt, any Start-Up Costs, Operational Costs, Profits and/or Wind-Down Costs payable under this Agreement shall be excluded from the foregoing liability cap.

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9.3.	This provision shall survive the termination or expiration of this Agreement.

10.	Indemnification.

10.1.	Each party (such party, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party (the “Indemnified Party”), its affiliates, and its officers, directors, and employees, against any and all judgments, damages, costs or losses of any kind as a result of any claim, action or proceeding (whether pending or threatened) that arises out of or relates to (i) any breach by the Indemnifying Party of its representations or warranties under this Agreement; (ii) gross negligence or willful misconduct, including the gross negligence or willful misconduct of the Indemnifying Party’s directors, officers, employees, and agents, unless such gross negligence or willful misconduct is carried out at the express written instruction of an Indemnified Party; and (iii) any breach of the confidentiality provisions of this Agreement by the Indemnifying Party.

10.2.	In addition, Firm shall indemnify, defend and hold harmless Adviser, Tidal, and their respective affiliates, officers, directors, and employees, against any and all judgments, damages, costs or losses of any kind as a result of any claim, action or proceeding (whether pending or threatened) that arises out of or relates to third-party claims with regard to Adviser’s, Tidal’s, or any of their service provider’s use of any Marks used by the Trust, the Adviser, Tidal or their respective service providers in accordance with the terms of this Agreement, the Trust’s registration statement or the relevant agreement between Adviser and/or Tidal and the relevant service provider.

10.3.	A party’s indemnification obligations are subject to the following: (i) such Indemnified Party notifies the Indemnifying Party in writing within fifteen (15) days of such claim, action or proceeding, (ii) such Indemnified Party grants the Indemnifying Party control of its defense and/or settlement, and (iii) such Indemnified Party cooperates with the Indemnifying Party in the defense thereof. Notwithstanding the foregoing, a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding without the written consent of the Indemnifying Party without waiving the indemnity hereunder. The Indemnifying Party, in the defense of any such claim, action or proceeding, except with the written consent of such Indemnified Party, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to such Indemnified Party of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of such Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be required to indemnify such Indemnified Party to the extent any claims, actions or proceeding arise out of or relate to (i) a breach by such Indemnified Party of its representations or warranties made herein, or (ii) such Indemnified Party’s negligence or willful misconduct.

10.4.	This provision shall survive the termination or expiration of this Agreement.

11.	Confidential Information.

11.1.	No party will use, copy, or disclose, or permit any unauthorized person access to, another party’s Confidential Information, except as expressly directed by such other party or as permitted herein. For the purposes of this Agreement, as among the parties, the Confidential Information of the Trust shall be deemed to be the Confidential Information of the Adviser.

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11.2.	Each party agrees that: (a) all Confidential Information shall remain the exclusive property of the owner and the receiving party shall not use any Confidential Information for any purpose except in furtherance of this Agreement; (b) it shall maintain, and shall use prudent methods to cause its employees and agents to maintain, the confidentiality and secrecy of the Confidential Information; (c) it shall disclose Confidential Information only to those of its employees and agents who have a need to know such information in furtherance of this Agreement; and (d) it shall use prudent methods to ensure that its employees and agents do not, copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information.

11.3.	Confidential Information shall not be subject to the above confidentiality obligation to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

11.4.	Confidential Information may be disclosed by a party without violating its confidentiality obligations under this Agreement to third parties to the limited extent that: (i) release of the information is necessary or appropriate in connection with the provision of services contemplated by this Agreement (including services to the Funds); (ii) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory authority or agency, law, or binding discovery request in pending litigation (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); (iii) it is requested to be disclosed by a governmental or regulatory authority or agency with jurisdiction over the disclosing party; or (iv) it is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party. Confidential Information shared with third parties in accordance with the foregoing sentence shall otherwise remain subject to the confidentiality obligations of this section.

11.5.	Each party shall promptly report to the other parties any actual or suspected violation of the terms of this Section 11, and shall take all reasonable steps to prevent, control, or remedy such violation.

11.6.	Each party acknowledges that each other party is heavily reliant on the confidentiality of its Confidential Information and that the substantial and irreparable damages which such other party and its affiliates would sustain upon any violation of this Section 11 may be impossible to ascertain with precision and that money damages alone will not provide an adequate remedy to such other party. In the event of any violation of the undertakings contained in this Section 11, the non-breaching party shall be entitled, in addition to any other rights or remedies which it may have, to maintain an action for damages, and preliminary and permanent injunctive and other equitable relief, including an accounting for any profits arising from any breach of this Section 11. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Section 11 may be brought in the courts competent jurisdiction in New York, New York, and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on a party anywhere. In the case of any trade secrets or other confidential information, each party waives any requirement that another party prove the economic value thereof and waives any requirement that such other party post a bond or other security in connection with the enforcement of its rights hereunder.

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12.	Advertising.

12.1.	Except as otherwise set forth in this Agreement, a party shall not use the name, logos, symbols, trademarks, or other images of another party in connection with any marketing, advertising, or other promotional material, either on-line (e.g., social media) or off-line (e.g., newspapers), relating to this Agreement without the prior written (including email) approval of the relevant other party, such approval not to be unreasonably withheld, conditioned or delayed.

12.2.	Each party agrees that relevant trademarks may be used during the term of this Agreement in the marketing of the Funds, including Fund prospectuses, statements of additional information, fact sheets, press releases, the Funds’ website and marketing campaigns directly connected with the Funds, provided, however, that prior to any such use of a Party’s trademark, such Party is afforded at least three (3) business days to consent to such use by receiving a copy of such materials and a request for the party’s consent. If materials using a party’s trademark do not differ in a material way from use of such trademark in substantially similar materials to which the party has consented, then no further consent need be procured from such party.

13.	Miscellaneous.

13.1.	Compliance with Laws. Each party shall comply with and give all notices required by laws, ordinances, rules, regulations and lawful orders of any public authority (including without limitation child labor laws) bearing on its performance of its duties and obligations under this Agreement. Furthermore, each party at all times shall observe and comply with all applicable national, supranational (e.g., European Union) and local laws, ordinances and regulations that in any manner affect its performance under this Agreement, and with all applicable orders or decrees as exist at present and those which may be enacted later by bodies or tribunals having jurisdiction or authority over the performance of this Agreement. Each party agrees that all transactions in connection with this Agreement will be accurately reflected in its books and records, and that no funds or other assets shall be paid directly or indirectly to government officials or persons acting on their behalf for the purpose of influencing government decisions or actions with respect to the Funds. Each party shall notify the other parties if it becomes aware of any non-compliance in connection with this Agreement and shall take all appropriate action necessary to ensure compliance by itself and by its subcontractors with such laws, ordinances, rules, applicable regulations, and other policies and procedures bearing on the performance of this Agreement.

13.2.	Audit Rights. The records of each party to be audited (the “Audited Party”), which shall include, but not be limited to, accounting records, time sheets, written policies and procedures, reports, correspondence, memoranda and any other documentation relating directly to the performance of this Agreement shall be open to inspection and subject to audit and/or reproduction, during normal working hours, by the auditing party (the “Auditing Party”) or its authorized representative to the extent necessary to adequately evaluate costs and expenses submitted by the Audited Party, or as required by governmental authorities or as desirable for any other valid business purpose. The Auditing Party or its authorized representative shall give the Audited Party reasonable advanced notice of intent to audit, and shall execute a non-disclosure agreement acceptable to the Audited Party in its good faith opinion. Audits conducted under this provision shall be limited to once per calendar year. Each such audit will be conducted in a manner designed to minimize the impact to the Audited Party’s business.

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13.3.	Entire Agreement. This Agreement, including any appendices, schedules, or exhibit hereto (which are hereby expressly incorporated into and made a part of this Agreement), is solely and exclusively among the parties hereto, and represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

13.4.	Amendments. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, except only by a writing signed by all of the parties to this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

13.5.	Assignments. This Agreement may not be assigned by a party to any other person or entity without each of the other party’s prior written consent, which consent shall not be unreasonably withheld if the assignee provides written assurances that it has the requisite licenses and registrations and functional and financial capacity necessary to fully perform all of the assignee’s duties and obligations contemplated by this Agreement. Any assignment or transfer in contravention of this Section 13.5 shall be null and void.

13.6.	Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and permitted assigns.

13.7.	Notices. All notices, requests, consents, and other communications required or permitted under this Agreement shall (i) be in writing and shall be (as elected by the person giving such notice) delivered by courier service, telecommunicated, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Adviser:

Toroso Investments, LLC:
Attn: Dan Carlson
898 N. Broadway, Suite 2
Massapequa, NY 11758
e-mail: dcarlson@tidalfg.com

If to Tidal:

Tidal ETF Services LLC
Attn: Eric Falkeis
898 N. Broadway, Suite 2
Massapequa, NY 11758
e-mail: ericf@tidalfg.com

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If to Firm:

__________________________
Attn: [                    ]
[Address]
[Address]
e-mail: [e-mail address]

or, to such other address as any party may designate by notice complying with the terms of this Section 13.7; and (ii) deemed given upon receipt.

13.8.	Headings. The headings contained in this Agreement are for convenience of reference only, and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

13.9.	Severability. If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by, or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

13.10.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

13.11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12.	Force Majeure. A party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party; provided, however, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure, and shall give the other parties prompt written notice of any such delays or failures.

13.13.	Required Approvals. Where agreement, approval, acceptance, or consent by a party is required by any provision of this Agreement, such action shall not be unreasonably delayed, conditioned or withheld.

13.14.	Independent Contractors. Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or similar business arrangement or entity of any kind, nor, unless expressly stated herein, make any of the parties the agent of another party, and the rights and obligations of each party shall be limited to those expressly stated in this Agreement.

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In Witness Whereof, each party has caused this Agreement to be signed and delivered by a duly authorized officer.

TOROSO INVESTMENTS, LLC

By:
Print Name:
Title:
Date:

TIDAL ETF SERVICES LLC

By:
Print Name:
Title:
Date:

[Firm]

By:
Print Name:
Title:
Date: